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                                                                      Exhibit 11

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES
                    ---------------------------------------
                        EARNINGS PER SHARE CALCULATIONS
       FOR THE SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 1996 AND 1995
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                                                         Six Months Ended June 30     Three Months Ended June 30
                                                        --------------------------    ---------------------------
                                                          1996           1995             1996           1995
                                                        ------------  -------------   -----------   -------------
Primary Earnings Per Share
  and Equivalent Share:

  Income before Taxes...............................    $ 4,662,000   $ 3,943,000     $  3,705,000    $ 2,060,000
  Provision for Income Taxes........................      1,878,000     1,629,000        1,494,000        848,000
                                                        ------------  -------------   ------------   -------------
  Net Income........................................    $ 2,784,000   $ 2,314,000     $  2,211,000    $ 1,212,000
                                                        ============  =============   ============    ============
  Shares and Equivalent Shares:
      Average Shares Outstanding....................     30,060,281    30,623,415       30,060,281     30,624,898
      Equivalent Shares.............................          4,953         3,439            9,429          5,330
                                                        ------------  -------------   ------------   -------------
          Total.....................................     30,065,234    30,626,854       30,069,710     30,630,228
                                                        ============  =============   ============    ============

    Primary Earnings Per Share......................    $      0.09   $      0.08     $       0.07    $      0.04
                                                        ============  =============   ============    ============

Fully-diluted Earnings Per Share
  and Equivalent Share

  Net Income........................................    $ 2,784,000   $ 2,314,000     $  2,211,000    $ 1,212,000
                                                        ============  =============   ============   =============
  Shares and Equivalent Shares:
      Average Shares Outstanding....................     30,060,281    30,623,415       30,060,281     30,624,898
      Equivalent Shares.............................         18,448         4,345           24,919          5,691
                                                        ------------  -------------   ------------   -------------
          Total.....................................     30,078,729    30,627,760       30,085,200     30,630,589
                                                        ============  =============   ============   =============

    Fully-Diluted Earnings Per Share................    $      0.09   $      0.08     $       0.07    $      0.04
                                                        ============  =============   ============   =============
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